STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”) is entered into as of September 26, 2007 among New Motion, Inc., a Delaware corporation (“Parent”), and Andrew Stollman (the “Stockholder”).

PREAMBLE

A. Parent, NM Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Co.”), and Traffix, Inc., a Delaware corporation (the “Company”) are parties to an Agreement and Plan of Merger dated of even date herewith (such Agreement and Plan of Merger, as amended from time to time, the “Merger Agreement”). Any capitalized term used but not defined herein shall have meaning ascribed to such term in the Merger Agreement.

B. The Merger Agreement provides, among other things, that Merger Co. shall merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

C. The Stockholder owns beneficially and of record that number of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), opposite his name set forth on Exhibit 1 hereto (the “Initial Stockholder Shares”).

D. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement to it to do so, subject to the provisions of this Agreement, the Stockholder has agreed to vote all the Initial Stockholder Shares and all other shares of Company Common Stock acquired by such Stockholder in any capacity after the date hereof and prior to the termination of this Agreement in accordance with its terms, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, by means of purchase, dividend, distribution or otherwise, and that are owned by the Stockholder on the record date of the meeting of Company stockholders to approve adopt the Merger Agreement (collectively, the “Stockholder Shares” of such Stockholder), in favor of approval and adoption of the Merger Agreement.

Therefore, the parties hereby agree as follows, intending to be legally bound:

AGREEMENT

ARTICLE I
CONSENT AND VOTING

SECTION 1.1. Voting. The Stockholder hereby revokes any and all previous proxies granted with respect to his Stockholder Shares. By entering into this Agreement, the Stockholder hereby consents to the Merger Agreement and the transactions contemplated thereby, including the Merger. So long as this Agreement is in effect and has not been terminated, the Stockholder hereby agrees (i) to vote all Stockholder Shares now or hereafter acquired by the Stockholder in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby and (ii) to oppose any Acquisition Proposal and to vote all Stockholder Shares now or hereafter acquired by the Stockholder against (a) any transaction arising out of or relating to an Acquisition Proposal and against any Acquisition Proposal, (b) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (c) any amendment to the Company’s certificate of incorporation or the Company’s by-laws or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated thereby or change in any manner the voting rights of any class of the Company’s capital stock. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

SECTION 1.2 Proxy. In order to fully implement the agreement of each Stockholder set forth in Section 1.1 above, the Stockholder hereby irrevocably appoints Parent, with full power of substitution (Parent and its substitutes being referred to herein as the “Proxy”), as the true and lawful attorney and proxy of the Stockholder to vote all Stockholder Shares of the Stockholder on matters as to which the Stockholder is entitled to vote at a meeting of the stockholders of the Company or to which the Stockholder is entitled to express consent or dissent to corporate action in writing without a meeting, in the Proxy’s absolute, sole and binding discretion, on the matters specified in Section 1.1 above. The Stockholder agrees that the Proxy may, in such Stockholder’s name and stead, (i) attend any annual or special meeting of the stockholders of the Company and vote all Stockholder Shares of the Stockholder at any such annual or special meeting as to the matters specified in Section 1.1 above, and (ii) execute with respect to all Stockholder Shares of the Stockholder any written consent to, or dissent from, corporate action respecting any matter specified in Section 1.1 above. The Stockholder agrees to refrain from (A) voting the Stockholder Shares of the Stockholder at any annual or special meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, (B) executing any written consent in lieu of a meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, (C) exercising any rights of dissent with respect to the Stockholder Shares of the Stockholder, and (D) granting any proxy or authorization to any person with respect to the voting of the Stockholder Shares of the Stockholder, except pursuant to this Agreement, or taking any action contrary to or in any manner inconsistent with the terms of this Agreement. The Stockholder agrees that this grant of proxy and appointment of attorney is irrevocable and coupled with an interest and agrees that the person designated as Proxy pursuant hereto may at any time name any other person as its substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters.

SECTION 1.3. Transfer. (a) Until this Agreement is terminated, the Stockholder shall not directly or indirectly (i) offer to sell, sell short, transfer (including gift), assign, pledge or otherwise dispose of or transfer (each, a “Transfer”) any interest in, or encumber with any Lien (as defined below), any of the Stockholder Shares of the Stockholder, (ii) enter into any contract, option, put, call, “collar” or other agreement or understanding with respect to any Transfer of any or all of the Stockholder Shares of the Stockholder or any interest therein; (iii) deposit the Stockholder Shares of the Stockholder into a voting trust or enter into a voting agreement or arrangement with respect thereto; or (iv) take any other action with respect to the Stockholder Shares of the Stockholder that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

(b) The Stockholder agrees to place the following legend on any and all certificates evidencing the Stockholder Shares of the Stockholder:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT STOCKHOLDER AGREEMENT BY AND BETWEEN NEW MOTION, INC. AND ANDREW STOLLMAN. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent that:

SECTION 2.1. Ownership. The Stockholder is the sole, true, lawful record and beneficial owner of the Stockholder Shares of the Stockholder and that there are no restrictions on voting rights or rights of disposition pertaining to the Stockholder Shares of the Stockholder. The Stockholder will convey good and valid title to the Stockholder Shares owned by the Stockholder being acquired pursuant to the Merger free and clear of any and all liens, restrictions, security interests or any encumbrances whatsoever, other than restrictions under applicable securities laws (collectively, “Liens”). None of the Stockholder Shares of the Stockholder is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting thereof.

SECTION 2.2. Authority and Non-Contravention. (a) The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby (i) are within the Stockholder’s power and authority, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Stockholder or to a loss of any benefit of such Stockholder under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree, or other instrument binding on the Stockholder or result in the imposition of any Lien on any assets of the Stockholder.

(b) If the Stockholder is married and the Stockholder Shares of the Stockholder constitute community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly consented to and delivered by the Stockholder’s spouse or the person giving such approval, and is enforceable against such spouse or person in accordance with its terms.

SECTION 2.3. Binding Effect. This Agreement has been duly executed and delivered by the Stockholder and is the valid and binding agreement of the Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

SECTION 2.4. Total Shares. The Stockholder Shares owned by the Stockholder are the only shares of Company Common Stock beneficially owned by the Stockholder and, except as set forth in the disclosure schedule to this Agreement, the Stockholder has no option to purchase or right to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any other securities of the Company.

SECTION 2.5. Finder’s Fees. No investment banker, broker or finder is entitled to a commission or fee from the Purchaser or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT

Parent represents and warrants to the Stockholder that:

SECTION 3.1. Corporate Power and Authority; Noncontravention. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on part of Parent, (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the Exchange Act), and (iii) do not and will not contravene or constitute a default under, the certificate of incorporation or by-laws of Parent or any provision of applicable law or regulation or any, judgment, injunction, order, decree, material agreement or other material instrument binding on Parent.

SECTION 3.2. Binding Effect. This Agreement has been duly executed and delivered by Parent and is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

ARTICLE IV
ADDITIONAL AGREEMENTS

SECTION 4.1. No Solicitation. The Stockholder hereby covenants and agrees that: from the date of this Agreement until the earlier of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms, such Stockholder shall not (and it will not permit any of its officers, directors, agents or affiliates to) directly or indirectly (i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by such Stockholder, the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to any Acquisition Proposal, (ii) provide information with respect to the Company to any person, other than Parent, relating to a possible Acquisition Proposal by any person, other than Parent, or (iii) enter into an agreement with any person, other than Parent, relating to a possible Acquisition Proposal. The Stockholder shall promptly advise Parent orally and in writing of any proposal or inquiry made to such Stockholder with respect to or that could lead to any Acquisition Proposal, the identity of the person making such Acquisition Proposal and the material terms of any such Acquisition Proposal or inquiry.

ARTICLE V
MISCELLANEOUS

SECTION 5.1. Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 5.2. Further Assurances. Parent and the Stockholder will execute and deliver or cause to be executed and delivered all further documents and instruments and use its reasonable best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby and by the Merger Agreement.

SECTION 5.3. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and that may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.4. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to Parent or the Stockholder for any breach by the other party or parties of any agreement, covenant or representation hereunder.

SECTION 5.5. Notices. All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to Parent in accordance with Section 8.2 of the Merger Agreement and to the Stockholder at its address set forth on Exhibit 1 hereto (or at such other address as shall be specified by like notice).

SECTION 5.6. Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Effective Time.

SECTION 5.7. Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, other than with respect to the liability of any party for breach hereof prior to such termination; provided, however, that Section 1.1 shall be suspended and shall have no force or effect following the time that Company has made a Change in Company Recommendation and prior to any withdrawal by Company of its Company Change in Recommendation.

SECTION 5.8. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that a party may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and any purported assignment, delegation or transfer without such consent shall be null and void.

SECTION 5.9. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws thereof.

SECTION 5.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 5.11. Stockholder Capacity. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of the Stockholder Shares of such Stockholder and nothing herein shall limit or affect any actions taken by such Stockholder in his or her capacity as an officer, director, partner, employee or affiliate of the Company and no such actions shall be deemed a breach of this Agreement.

SECTION 6.12. Validity; Conflict. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect. To the extent that any provision of this Agreement and the Merger Agreement conflict, the provisions of the Merger Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEW MOTION, INC.

By:	/s/ Burton Katz
Name:	Burton Katz
Title:	Chief Executive Officer

/s/ Andrew Stollman
ANDREW STOLLMAN

EXHIBIT 1

Stockholder	Stockholder Shares

Andrew Stollman	655,382

Address for Notices:
Traffix, Inc.
1 Blue Hill Plaza, Fifth Floor
Pearl River, New York 10965
Telephone: (845) 620-1212
Facsimile: (845) 620-1717